UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): Mach 26, 2007

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32649 (Commission File Number)	20-3126457 (IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina (Address of principal executive offices)		28209 (Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
On March 26, 2007, Cogdell Spencer Inc. (the “REIT”) and Cogdell Spencer LP (the “LP,” and together with the REIT, the “Company”) entered into an employment agreement (the “Agreement”) with Heidi Barringer (the “Executive”). Ms. Barringer, age 54, will serve as an Executive Vice President of the Company and will be responsible for asset management, human resources and information technology. Before joining the Company, Ms. Barringer spent 12 years with First Colony Corporation serving in various roles including Chief Financial Officer, President of the Office Division and most recently as CEO and President of First Colony Healthcare, LLC.
The Agreement provides for a base salary of $200,000 per annum (the “Annual Salary”), subject to annual increases as determined by the chief executive officer or the board of directors of the REIT. In addition to the Annual Salary, the Executive will be eligible to receive an annual bonus in an amount to be determined by the Company (the “Annual Bonus”).
The initial term of the Agreement is three years commencing on April 5, 2007, and shall continue for successive one-year periods unless either party elects not to renew the Agreement, subject to certain advance notice requirements. If the Agreement is terminated by the Company for “cause” or by the Executive without “good reason,” the Executive shall receive certain compensation, including Annual Salary and other benefits earned and accrued prior to the date of termination. If the Agreement is terminated by the Company without “cause” or by the Executive for “good reason,” the Executive shall receive certain compensation, including (i) Annual Salary, Annual Bonus and other benefits earned and accrued prior to the termination, (ii) a cash payment equal to 1.99 times the sum of (x) the Executive’s Annual Salary and (y) the greater of (1) the average of the two previous Annual Bonuses received by the Executive, or (2) the maximum Annual Bonus payable for the fiscal year in which the termination occurs, or, in the event that the Executive has not received any Annual Bonus at the time of such termination, an amount equal to the Annual Bonus the executive would have received had the Executive remained employed through the period required to be entitled to receive Annual Bonus and satisfied all target performance objectives, (iii) certain health benefits for a period of three years after the termination, and (iv) full vesting of certain pension and other deferred compensation and all outstanding equity-based awards held by the Executive. If the Agreement is terminated due to death or disability of the Executive, the Executive shall receive certain compensation, including any Annual Salary, Annual Bonus and other benefits earned and accrued prior to the date of termination, and full vesting of all equity-based awards held by the Executive. Upon a change of control of the Company, all equity-based awards held by the Executive shall fully vest and, if the Executive terminates her employment with the Company for any reason on or before the first anniversary of the change of control and provides no less than 30 days’ written notice to the Company, such termination shall be deemed a termination by the Executive for “good reason” and the Executive shall be entitled to receive the compensation described above.
The Agreement also contains certain non-competition, confidentiality and non-solicitation provisions. In consideration for agreeing to these provisions, upon termination of the Agreement the Executive will be entitled to receive a lump sum payment in an amount equal to the sum of (i) the Executive’s Annual Salary for one year, and (ii) the greater of (x) the average of the two previous Annual Bonuses received by the Executive, and (y) the maximum Annual Bonus payable for the fiscal year in which the termination occurs, or, in the event that the Executive has not received any Annual Bonus at the time of such termination, an amount equal to the Annual Bonus the executive would have received had the Executive remained employed through the period required to be entitled to receive Annual Bonus and satisfied all target performance objectives. However, within seven days of the date of termination of the Executive’s employment, the Company may give written notice to the Executive stating that it does not wish to enforce the non-competition, confidentiality and non-solicitation provisions of the Agreement, and the Company will not be obligated to pay to the Executive the lump sum payment described above.

The foregoing description of the Agreement is qualified in its entirety by reference thereto, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Please see the disclosure contained under Item 1.01 above, which is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

Exhibit 10.1	Employment Agreement, dated March 26, 2007, by and between Cogdell Spencer Inc., Cogdell Spencer LP and Heidi Barringer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.

	By:	/s/ Frank C. Spencer Name: Frank C. Spencer
Title: Chief Executive Officer and President

Date: March 30, 2006

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